Exhibit 15.1

November 30, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated October 22, 2004, except Notes 9 and 16 as to which the date is November 9, 2004, on our review of interim financial information of WellPoint Health Networks Inc. (the “Company”) for the three and nine-month periods ended September 30, 2004 and 2003 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2004 is incorporated by reference in this Current Report on Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP